EXHIBIT 99.1


K-Swiss Receives Stockholder Approval for Increase in Share
Authorization; Board Declares Two-for-One Stock Split and 100%
Increase in Quarterly Dividend

    WESTLAKE VILLAGE, Calf.--(BUSINESS WIRE)--Dec. 11, 2003--K-Swiss Inc. (NASDAQ/NM:KSWS) announced that, at a special meeting of stockholders held earlier today, the Company's stockholders approved an increase of authorized shares of the Company's Class A and Class B Common Stock from 36 and 10 million shares to 90 and 18 million shares, respectively.
    The Company also announced that its Board of Directors has declared a two-for-one split of the Company's Class A and Class B common stock for stockholders of record on December 22, 2003. The Company expects that its outstanding Class A common stock will begin to trade on a split-adjusted basis on December 31, 2003. On a split-adjusted basis, the Company will have approximately 26,755,000 shares of Class A and 8,683,000 shares of Class B outstanding.
    The Board of Directors also approved a 100% increase in the Company's cash dividend effective with the 2003 fourth quarter dividend. On a split-adjusted basis, the cash dividend will be increased from the annual rate of $0.04 per share to $0.08 per share. The quarterly cash dividend of $0.02 per share will be payable on January 15, 2004, to stockholders of record as of December 31, 2003.
    Steven Nichols, Chairman of the Board and President of K-Swiss, stated, "We are pleased that our financial performance has enabled us to increase the quarterly dividend for the fourth time in the last five years as well as splitting our stock for the third time in the last five years. This dividend increase reflects K-Swiss' ongoing commitment to maximizing our stockholders' investment and the confidence we have in the continued growth of K-Swiss."
    K-Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K-Swiss brand. The Company also designs and manufactures footwear under the Royal Elastics and National Geographic brands. Royal Elastics, a wholly owned subsidiary, is the leading innovator of slip-on, laceless footwear. National Geographic Footwear, under an exclusive license from the National Geographic Society, offers outdoor-oriented and casual footwear.

    CONTACT: K-Swiss Inc., Westlake Village
             George Powlick, 818-706-5100